EXHIBIT (b)(4)(g)

                    WAIVER OF WITHDRAWAL CHARGES

                    Subject to all the provisions of this rider and of the rest of the contract, we will waive part or all of (1) any withdrawal and maintenance charges otherwise associated with a full or partial withdrawal, or (2) any annuitization or withdrawal charge due on the annuity date, if an annuitant is (a) terminally ill, or (b) confined to an eligible nursing home or hospital continuously for three months while this contract is in force. This waiver applies only to any purchase payment(s) made one year or more prior to your request(s) for withdrawal, or the annuity date.

 Terminal Illness   You  may use  this  option  if you  give  us  evidence  that
           Option   satisfies  us that an  Annuitant's  life  expectancy  is six
                    months   or  less.   Part  of  that   evidence   must  be  a
                    certification by a licensed physician.

          Nursing   You may use this  option if an  Annuitant  is confined to an
    Home/Hospital   eligible  nursing  home and/or  hospital  starting  any time
           Option   after  the  contract  date,  and  has  been  confined  there continuously for at least three months.

 Eligible Nursing   An  eligible  nursing  home  is an  institution  or  special
             Home   nursing  unit of a hospital  which meets at least one of the following requirements:

                    1. it is Medicare approved as a provider of skilled nursing care services; or

                    2. it is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

                    3.   it meets all of the requirements listed below:

                    (a) it is licensed as a nursing home by the state in which it is located;

                    (b) its main function is to provide skilled, intermediate, or custodial nursing care;

                    (c) it is engaged in providing continuous room and board accommodations to 3 or more persons;

                    (d) it is under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);

                    (e)  it maintains a daily  medical  record of each  patient;
                         and

                    (f) it maintains control and records for all medications dispensed.

                    Institutions which primarily provide residential facilities are not eligible nursing homes.

Eligible Hospital   An eligible hospital is an institution that meets  either of these requirements:

                    1.   It is  accredited  as a  hospital  under  the  Hospital
                         Accreditation   Program  of  the  Joint  Commission  on
                         Accreditation of Healthcare Organizations.

                    2. It is legally operated, has 24 hour a day supervision by a staff of doctors, has 24 hour a day nursing service by registered graduate nurses, and complies with (a) or (b):

                    (a) It mainly provides general inpatient medical care and treatment of sick or injured persons by the uses of medical, diagnostic and major surgical facilities. All such facilities are in it or under its control.

                    (b) It mainly provides specialized inpatient medical care and treatment of sick or injured persons by the use of medical and diagnostic facilities (including x-ray and laboratory). All such facilities are in it, under its control, or available to it under a written agreement with a hospital (as defined above) or with a specialized provider of these facilities.

                    An eligible hospital is not an institution, or part of one, which: (a) furnishes mainly homelike or custodial care, or training in the routines of daily living; or (b) is mainly a school.

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       Conditions   Your right to be paid under one of these options is subject to the following conditions:

                    1. You must choose the option in writing in a form that meets our needs.

                    2.   The contract must not be assigned.

                    3. You must give us any facts we need to satisfy us that an Annuitant qualifies for one of the options described above.

                    Rider attached to and made a part of this contract on the Contract Date

                    The Prudential Insurance Company of America.

                    By /s/ Dorothy K. Light

                              Secretary







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